Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended September 30, 2011

OPERATING HIGHLIGHTS

•	Agreed terms with S1 Corporation to acquire their business

•	Achieved total revenue increase of $15.1 million, or 16%, over third quarter 2010

•	Strong Growth in Operating Income and Adjusted EBITDA

•	Reaffirmation of full year guidance

$ MMs	Quarter Ended
	Quarter ended September 30, 2011	Better /(Worse) Quarter ended September 30, 2010	Better /(Worse) Quarter ended September 30, 2010
Revenue	$112.1	$15.1	16%
Operating Income	$11.3	$3.9	53%
Adjusted EBITDA	$20.7	$4.7	29%

(NEW YORK — October 27, 2011) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended September 30, 2011. We will hold a conference call on October 27, 2011, at 8:30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“This quarter we released more projects from our backlog into current period revenue which demonstrates our continued success in project completions. The strong implementation rate in services projects results in higher future recurring revenue for our business,” said Chief Executive Officer Philip Heasley. “Additionally, we have reached an agreement to acquire S1 Corporation and believe that together we will create a leader in the global enterprise payments industry. The combined company’s enhanced scale, breadth and additional capabilities will better serve the entire spectrum of global financial institutions, processors and retailers.”

FINANCIAL SUMMARY

Sales

Sales bookings in the quarter totaled $115.1 million, which is relatively flat as compared to $116.7 million in the September 2010 quarter, excluding the impact of a global account signing in prior-year quarter.

Backlog

As of September 30, 2011, our estimated 60-month backlog was $1.612 billion, an increase of $46 million as compared to $1.566 billion at December 31, 2010. Foreign exchange translation accounted for the reduction in backlog from the second to the third quarter of 2011. As of September 30, 2011, our 12-month backlog was $398 million, an increase of $17 million as compared to $381 million for the quarter ended December 31, 2010.

Revenue

Revenue was $112.1 million in the quarter ended September 30, 2011, an increase of $15.1 million, or 16%, over the prior-year quarter revenue. The growth in 2011 revenue over the prior-year quarter was driven by project completions; specifically, higher initial license fees of $6.4 million, or 74%, and higher services revenue of $8.3 million, or 54%.

Operating Expenses

Operating expenses were $100.9 million in the September 2011 quarter compared to $89.6 million in the September 2010 quarter, an increase of $11.3 million, or 13%. Operating expense growth was led primarily by increased sales & marketing and research & development expenses as well as by $3.4 million of professional fees related to the S1 acquisition.

Operating Income

Operating income was $11.3 million in the September 2011 quarter, an increase of approximately $3.9 million, or 53%, as compared to operating income of $7.4 million in the September 2010 quarter.

Adjusted EBITDA

Adjusted EBITDA rose to $20.7 million in the September 2011 quarter, an increase of $4.7 million, or 29%, as compared to Adjusted EBITDA of $16.0 million in the September 2010 quarter.

Liquidity

We had $179.7 million in cash on hand as of September 30, 2011. On September 29, 2011, we entered into a five year senior secured revolving credit facility with Wells Fargo Bank, National Association providing for an aggregate principal amount not to exceed $100 million. The interest rate in effect at September 30, 2011 was 1.74%.

Operating Free Cash Flow

Operating free cash flow (“OFCF”) for the quarter was $24.5 million, a decrease of $2.1 million over the September 2010 quarter. Operating free cash flow year to date 2011 is $38.4 million as compared to Operating free cash flow of $34.6 million at this time in prior-year.

Other Expense

Other expense for the quarter was $0.3 million, an improvement of $1.5 million compared to other expense of $1.8 million in the September 2010 quarter. The variance was led by a positive $1.4 million change in foreign exchange translation.

Taxes

Income tax expense in the quarter was $0.5 million, or a 4.4% effective tax rate, compared to $3.3 million in the prior-year quarter. The income tax expense for the quarter ended September 30, 2011 was favorably impacted by the release of a $3.1 million liability related to the transfer of certain intellectual property rights from US to non-US entities.

Net Income and Diluted Earnings Per Share

Net income for the quarter ended September 30, 2011 was $10.5 million, compared to net income of $2.3 million during the same period last year, an improvement of $8.2 million.

Earnings per share for the quarter ended September 30, 2011 was $0.31 per diluted share compared to $0.07 per diluted share during the same period last year. The improvement was largely due to stronger operating income and a lower effective tax rate.

Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 34.3 million for the quarter ended September 30, 2011 as compared to 33.5 million shares outstanding for the quarter ended September 30, 2010.

2011 Guidance

We are reiterating our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance for calendar year is as follows: Revenue to achieve a range of $450-460 million, Operating Income of $65-69 million and Adjusted EBITDA of $101-104 million. Guidance for the year excludes the impact of professional fees and transaction-related expenses associated with the acquisition of S1 Corporation.

S1 Transaction

On October 3, 2011 ACI announced the execution of a definitive agreement to acquire S1 Corporation. Under the agreement, ACI will acquire S1 for a blended value of $9.55 per share as of September 30, 2011, consisting of $6.62 per share in cash and 0.1064 shares of ACI common stock per S1 share, assuming full proration. The transaction is subject to satisfaction of customary closing conditions.

ACI has obtained commitments from Wells Fargo Securities, LLC to arrange, and Wells Fargo Bank, National Association to provide, subject to certain conditions, senior bank financing consisting of up to $450 million under a proposed new secured credit facility, comprising of a $200 million senior secured term loan and a $250 million senior secured revolving credit facility for financing the cash component of the consideration to be paid to S1’s stockholders in connection with the transaction agreement.

-End-

About ACI Worldwide

ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

For more information contact:

Tamar Gerber, Vice President, Investor Relations & Financial Communications

ACI Worldwide

+1 646 348 6706

invrel@aciworldwide.com

Non-GAAP Financial Measures

ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with the S1 acquisition costs, net after-tax payments associated with IBM IT outsourcing transition, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Reconciliation of Operating Free Cash Flow	Quarter Ended September 30,
(millions)	2011	2010
Net cash provided by operating activities	$26.8	$32.0

Net after-tax payments associated with S1 acquisition costs	0.2	—
Net after-tax payments associated with IBM IT Outsourcing Transition	0.2	0.2
Less capital expenditures	(2.7)	(4.2)
Less alliance technical enablement expenditures	0.0	(1.4)

Operating Free Cash Flow	$24.5	$26.6

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

ACI also includes Adjusted EBITDA, which is defined as net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation. Adjusted EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

Adjusted EBITDA	Quarter Ended September 30,
(millions)	2011	2010
Net income	$10.5	$2.3
Plus:

Income tax expense	0.5	3.3

Net interest expense	0.2	0.2

Net other expense	0.1	1.6

Depreciation expense	2.0	1.8

Amortization expense	5.2	4.9

Non-cash compensation expense	2.2	1.9

Adjusted EBIDTA	$20.7	$16.0

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to releasing more projects from backlog into revenue resulting in higher future recurring revenue for our business, and (ii) expectations and assumptions regarding 2011 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, risks related to the completion and expected benefits to be achieved in the transaction with S1, the restatement of our financial statements, consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation, our ability to consummate our contemplated acquisition of S1 Corporation (“S1”) within the timeframe and upon the terms contemplated by our management, the risk that expected synergies, operational efficiencies and cost savings from the S1 acquisition may not be fully realized or realized within the expected time frame, and the operational and profitability impact of divestitures that may be required to be undertaken to secure regulatory approval of the S1 acquisition. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$179,700	$171,310
Billed receivables, net of allowances of $4,477 and $5,738, respectively	69,046	77,773
Accrued receivables	7,129	9,578
Deferred income taxes, net	13,623	12,317
Recoverable income taxes	2,781	—
Prepaid expenses	9,486	13,369
Other current assets	9,474	10,462

Total current assets	291,239	294,809

Property and equipment, net	21,192	18,539
Software, net	24,006	25,366
Goodwill	215,864	203,935
Other intangible assets, net	19,783	20,448
Deferred income taxes, net	21,675	28,143
Other noncurrent assets	20,943	10,289

TOTAL ASSETS	$614,702	$601,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,425	$15,263
Accrued employee compensation	26,573	26,174
Deferred revenue	123,855	121,936
Income taxes payable	1,166	6,181
Alliance agreement liability	1,600	1,917
Note payable under credit facility	—	75,000
Accrued and other current liabilities	21,351	24,293

Total current liabilities	185,970	270,764

Deferred revenue	32,487	31,045
Note payable under credit facility	75,000	—
Alliance agreement noncurrent liability	20,667	20,667
Other noncurrent liabilities	12,813	23,430

Total liabilities	326,937	345,906

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at September 30, 2011 and December 31, 2010	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,317,302 and 7,548,752 shares outstanding at September 30, 2011 and December 31, 2010, respectively	(166,557)	(171,676)
Additional paid-in capital	318,766	312,947
Retained earnings	127,250	105,289
Accumulated other comprehensive loss	(15,901)	(15,144)

Total stockholders’ equity	287,765	255,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$614,702	$601,529

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,
	2011	2010

Revenues:
Software license fees	$39,249	$37,804
Maintenance fees	36,928	32,480
Services	23,770	15,439
Software hosting fees	12,202	11,294

Total revenues	112,149	97,017

Expenses:
Cost of software license fees (1)	3,763	3,088
Cost of maintenance, services, and hosting fees (1)	29,996	28,956
Research and development	22,481	18,165
Selling and marketing	19,814	17,933
General and administrative	19,068	16,341
Depreciation and amortization	5,759	5,146

Total expenses	100,881	89,629

Operating income	11,268	7,388

Other income (expense):
Interest income	205	185
Interest expense	(406)	(418)
Other, net	(46)	(1,556)

Total other income (expense)	(247)	(1,789)

Income before income taxes	11,021	5,599
Income tax expense	482	3,263

Net income	$10,539	$2,336

Income per share information
Weighted average shares outstanding
Basic	33,495	33,244
Diluted	34,305	33,480

Income per share
Basic	$0.31	$0.07
Diluted	$0.31	$0.07

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$10,539	$2,336
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	2,001	1,777
Amortization	5,220	4,875
Tax expense of intellectual property shift	—	550
Deferred income taxes	795	(4,439)
Stock-based compensation expense	2,158	1,857
Excess tax benefit of stock options exercised	(260)	64
Other, net	123	121
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	2,173	6,667
Other current and noncurrent assets	1,902	(1,036)
Accounts payable	(879)	(3,773)
Accrued employee compensation	4,322	5,932
Accrued liabilities	3,561	393
Current income taxes	(3,020)	3,968
Deferred revenue	(385)	13,141
Other current and noncurrent liabilities	(1,499)	(398)

Net cash flows from operating activities	26,751	32,035

Cash flows from investing activities:
Purchases of property and equipment	(1,440)	(1,751)
Purchases of software and distribution rights	(1,302)	(2,449)
Alliance technical enablement expenditures	—	(1,368)
Purchase of available-for-sale equity securities	(10,000)	—

Net cash flows from investing activities	(12,742)	(5,568)

Cash flows from financing activities:
Proceeds from issuance of common stock	340	329
Proceeds from exercises of stock options	405	416
Excess tax benefit of stock options exercised	260	49
Repurchases of common stock	—	(2,959)
Repurchase of restricted stock for tax withholdings	(312)	(262)
Repayment of revolving credit facility	(75,000)	—
Proceeds from senior secured revolving credit facility	75,000	—
Payments on debt and capital leases	(2,403)	(590)
Distribution to noncontrolling interest	—	(1,232)

Net cash flows from financing activities	(1,710)	(4,249)

Effect of exchange rate fluctuations on cash	(3,406)	3,927

Net increase in cash and cash equivalents	8,893	26,145
Cash and cash equivalents, beginning of period	170,807	117,757

Cash and cash equivalents, end of period	$179,700	$143,902